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                          CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NetGravity, Inc. and Subsidiaries:


We consent to incorporation of our report dated January 27, 1999, relating to the balance sheet of NetGravity, Inc. and subsidiaries as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 1998 which report appears in the December 31, 1998, annual report on Form 10-K of NetGravity, Inc.


                                              KPMG LLP


San Francisco, California
March 29, 2000